URANIUM 308 CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

NEWS RELEASE

URANIUM 308 CORP. NAMES DAVID LORGE AS
VICE-PRESIDENT OF EXOLORATION

November 7, 2007

Beijing, China - Uranium 308 Corp. (OTCBB: URCO) (The “Company”) is pleased to announce the appointment of graduate geological engineer David Lorge as Vice-President of Exploration.

Mr. Lorge has been a practicing geologist for 28 years and has wide experience in minerals, coal, and geothermal exploration and development with 15 major and 19 junior companies. Major firms have included some of the leading names in mineral exploration, including Newmont Exploration, Ltd., Cominco American, Inc. and Teck Resources, Inc.

He has designed and conducted exploration and development programs using geological, geochemical, and geophysical techniques in China, United States, Canada, Mongolia, Peru, and Ghana. Mr. Lorge has conducted over fifty drilling programs of auger, conventional, reverse-circulation, and diamond-core drilling and has multiple successes in discovering, defining and expanding mineralization in North America, Asia and Africa.

“The addition of Mr. Lorge to our management team brings Uranium 308 Corp. a wealth of practical knowledge that will be invaluable in planning and executing our exploration programs,” said Company President Dennis Tan. “His past successes augurs well for the future of Uranium 308 Corp.’s exploration on the Janchivlan project - and potential future properties.”

Mr. Lorge received a B.Sc. degree in Geological Engineering in 1979 from the Missouri School of Mines at the University of Missouri, Rolla. His course of study emphasized geology, exploration techniques, and mineral development and included graduate level courses in geology.

Professional affiliations include: Society of Economic Geologist (Fellow) and membership in the Society of Mining, Metallurgy, the Geological Society of Nevada, the Northwest Mining Association, and the Nevada Petroleum Society.

About Uranium 308 Corp.

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.’s current primary focus is uranium exploration in Mongolia. www.uranium308corp.com

For more information, please contact: Investor Relations: 1-866-892-5232

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.